EXHIBIT 99.1

Eagle Bancorp Montana Earns $408,000 in Third Quarter Fiscal 2011; Authorizes Stock Repurchase Program and Declares Regular Quarterly Cash Dividend

HELENA, Mont., April 26, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported net income of $408,000, or $0.10 per diluted share, for the third fiscal quarter ended March 31, 2011, compared to $479,000, or $0.10 per diluted share, for the third quarter a year ago. For the first nine months of fiscal 2011, Eagle reported net income of $1.9 million, or $0.49 per diluted share, compared to $1.9 million, or $0.40 per diluted share, for the same period a year ago. All per share data has been adjusted to reflect the additional shares issued in the April 5, 2010 stock conversion.

The Company also announced its board of directors has declared a quarterly cash dividend of $0.07 per share, payable May 27, 2011 to shareholders of record on May 6, 2011.

"Our third quarter results were solid as we continue to strengthen our franchise," stated Pete Johnson, President and Chief Executive Officer. "Further margin expansion and increased net interest income compared to a year ago supported strong revenue generation during the third quarter, despite a decline in income from gain on sale of loans which contracted compared to the preceding quarter.

"Total assets and total deposits increased during the quarter, while net loans are up significantly from a year ago. Our asset quality improved slightly and we continue to build reserves. With our growing franchise and healthy capital levels we are in an excellent position for future growth opportunities," Johnson added.

Third Quarter Fiscal 2011 Highlights

  Net income was $408,000 or $0.10 per diluted share.
  Net interest margin improved to 3.71% -- a 15 basis point improvement compared to three months earlier.
  Nonperforming assets were $3.7 million, or 1.09% of total assets.
  Nonperforming loans totaled $2.3 million, or 1.24% of total loans.
  Coverage ratio improved to 70.8% of loans versus 58.8% of loans at December 31, 2010.
  Net loans increased 8.25% to $185.9 million at 3/31/11, compared to $171.7 million a year earlier.
  Commercial real estate loans increased 66.4% year-over-year to $63.6 million and now comprise 33.9% of the total loan portfolio.
  Non-interest bearing checking accounts increased 14.5% to $19.8 million, compared to $17.3 million a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.1%.
  Declared regular quarterly cash dividend of $0.07 per share.

Stock Repurchase Program

Eagle Bancorp Montana's Board of Directors has authorized the repurchase of up to 204,156 shares of its common stock, representing approximately 5.0% of outstanding shares. Under the plan shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

"Implementing a share repurchase program reaffirms our confidence and optimism in the long-term future of the company as we continue to execute on our strategy of enhancing shareholder value," said Johnson.

Balance Sheet Results

Net loans increased 8.25% to $185.9 million at March 31, 2011 compared with $171.7 million a year earlier.  Eagle continues to focus on growing the commercial and commercial real estate loan portfolios while reducing its concentration in residential real estate loans. As a result, residential mortgage loans decreased 6.80% from the prior year to $71.4 million, while commercial loans increased 9.40% to $10.6 million and commercial real estate loans increased 66% to $63.6 million compared to a year ago.

Total assets increased 5.79% to $334.6 million at March 31, 2011, compared with $316.3 million at March 31, 2010. Total deposits increased 4.16% to $210.7 million at March 31, 2011 compared to $202.3 million a year earlier. Checking and money market accounts represent 42.2% of total deposits, savings accounts make up 17.1% of total deposits, and CDs comprise 40.7% of the total deposit portfolio.

As a result of the April 2010 stock offering and conversion, shareholder equity increased 71.6% to $53.0 million at March 31, 2011, compared to $30.9 million a year ago. Book value per share was $12.97 per share at March 31, 2011 compared to $7.56 per share (on a converted basis) a year earlier.

Credit Quality

Nonperforming loans (NPLs) were $2.3 million, or 1.24% of total loans at March 31, 2011, compared to $2.4 million, or 1.25% of total loans, three months earlier, and $1.9 million, or 1.07% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets were $1.3 million at March 31, 2011 compared to $1.5 million three months earlier and $620,000 at March 31, 2010.

Nonperforming assets (NPAs), consisting of nonperforming loans, other real estate owned (OREO) and other repossessed assets, and loans delinquent 90 days or more, totaled $3.7 million, or 1.09% of total assets, at March 31, 2011, compared to $3.9 million, or 1.16% of total assets in the preceding quarter, and $2.5 million, or 0.78% of total assets a year ago.

The third quarter provision for loan losses was $276,000, and Eagle recorded net charge-offs of $28,000. The provision for loan losses was $234,000 in the preceding quarter and $214,000 in the third quarter a year ago.  The allowance for loan losses now stands at $1.65 million, or 0.88% of total loans at March 31, 2011, compared to $1.4 million, or 0.74% of total loans at December 31, 2010, and $850,000, or 0.49% of total loans a year ago.

Operating Results

"We reduced our funding costs during the quarter through changes in our deposit mix. The reduced cost of funds made it possible for us to improve our net interest margin by 15 basis points compared to the preceding quarter and to increase it by 11 basis points compared to the third quarter a year ago, despite pressure on asset yields," said Clint Morrison, SVP and CFO. The net interest margin was 3.71% in the third quarter of fiscal 2011 compared to 3.56% in the preceding quarter and 3.60% in the third quarter of fiscal 2010. For the first nine months of fiscal 2011 Eagle's net interest margin was 3.61% compared to 3.56% for the same period a year earlier.

Net interest income before the provision for loan loss increased 13.3% to $2.8 million in the third quarter of fiscal 2011, compared to $2.5 million in the third quarter a year ago. Noninterest income increased 30.9% to $944,000 in the third quarter of 2011, compared to $721,000 in the third quarter a year ago. The increase was primarily due to the $143,000 increase in net gain on sale of loans to $333,333 in the third quarter of 2011 from $190,000 in the third quarter a year ago.  In the second quarter of fiscal 2011 the net gain on sale of loans was $802,000. "During the second quarter our gain on sale of loans was higher than normal due to our success with selling fixed-rate loans in the secondary market. As loan refinance activity has slowed, our gain on sale of loans has returned to more normalized levels, although still higher than a year ago," said Morrison.

For the first nine months of fiscal 2011 net interest income before the provision for loan losses increased 11.0% to $8.1 million, compared to $7.3 million in the same period a year earlier. Noninterest income increased 38.8% to $3.8 million during the first nine months of fiscal 2011, compared to $2.7 million in the first nine months of fiscal 2010.

For the third quarter of fiscal 2011 noninterest expense was $2.9 million which was the same as in the preceding quarter. Noninterest expense was $2.3 million in the third quarter a year ago.  For the first nine months of fiscal 2011 noninterest expense was up 21.4% to $8.3 million compared with $6.8 million in the first nine months of fiscal 2010. The increase in noninterest expense was primarily due to amortizing and writing-off mortgage servicing rights, which totaled $334,000 for the third quarter compared to $102,000 for the third quarter a year ago. For the first nine months of fiscal 2011 amortization of mortgage servicing rights totaled $1.0 million, compared to $365,000 for the first nine months of fiscal 2010.

Due to the additional equity brought into the company through the bank's conversion in April 2010, the third quarter return on average equity (ROAE) was 3.08% compared to 6.23% for the third quarter a year ago. Return on average assets (ROAA) was 0.49% in the third quarter compared to 0.63% in the third quarter a year ago. For the first nine months of fiscal 2011 the ROAE was 4.79% compared to 8.25% for the same period a year earlier and ROAA was 0.78% compared to 0.83% for the same period a year earlier.

Capital Management

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure. As part of that transaction it also completed a related stock offering. Following the conversion and offering, Eagle Bancorp Montana became the stock holding company for American Federal Savings Bank, and both Eagle Financial MHC and Eagle Bancorp ceased to exist. The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million. Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged. Stockholders of Eagle Bancorp received 3.8 shares of the Eagle Bancorp Montana's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.1% at March 31, 2011.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	March 31,
	2011	2010	2010

Assets:
Cash and due from banks	$ 2,134	$ 3,274	$ 1,403
Interest-bearing deposits with banks	6,982	993	1,062
Federal funds sold	4,951	--	16,007
Total cash and cash equivalents	14,067	4,267	18,472
Securities available-for-sale, at market value	101,702	105,222	91,667
Securities held-to-maturity, at cost	--	--	125
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	926	3,148	2,896

Loans:
Residential mortgage (1-4 family)	71,420	73,817	76,633
Commercial loans	10,640	10,576	9,726
Commercial real estate	63,630	61,070	38,244
Construction loans	4,799	6,449	8,055
Consumer loans	8,725	9,236	10,187
Home equity	28,493	29,010	29,650
Unearned loan fees	(191)	(172)	48
Total loans	187,516	189,986	172,543
Allowance for loan losses	(1,650)	(1,400)	(850)
Net loans	185,866	188,586	171,693
Accrued interest and dividends receivable	1,574	1,522	1,613
Mortgage servicing rights, net	2,173	2,326	2,332
Premises and equipment, net	15,993	15,730	16,009
Cash surrender value of life insurance	6,849	6,799	6,640
Real estate and other assets acquired in settlement of loans,
net of allowance for losses	1,321	1,487	620
Other assets	1,973	1,683	2,088
Total assets	$ 334,602	$ 332,928	$ 316,313

Liabilities:
Deposit accounts:
Noninterest bearing	19,843	18,700	17,325
Interest bearing	190,833	185,593	184,946
Total deposits	210,676	204,293	202,271
Accrued expense and other liabilities	2,875	2,370	2,848
Federal funds purchased	--	350	--
FHLB advances and other borrowings	62,946	67,996	60,806
Common stock orders in process	--	--	14,369
Subordinated debentures	5,155	5,155	5,155
Total liabilities	281,652	280,164	285,449

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized,
none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized at
March 31, 2011, December 31, 2010; 9,000,000 shares at March 31, 2010
4,083,127 shares issued and outstanding at March 31, 2011,
December 31, 2010; and 1,223,572 shares issued	41	41	12
and 1,074,507 shares outstanding at March 31, 2010)
Additional paid-in capital	22,103	22,101	4,614
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,764)	(1,807)	--
Treasury stock, at cost (149,065 shares at March 31, 2010)	--	--	(5,056)
Retained earnings	31,722	31,600	30,394
Accumulated other comprehensive gain	848	829	900
Total shareholders' equity	52,950	52,764	30,864
Total liabilities and shareholders' equity	$ 334,602	$ 332,928	$ 316,313

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2011	2010	2010	2011	2010
Interest and dividend Income:
Interest and fees on loans	$ 2,877	$ 2,812	$ 2,719	$ 8,494	$ 8,207
Securities available-for-sale	890	901	958	2,754	2,970
Securities held-to-maturity	--	--	2	--	9
Interest on deposits with banks	6	5	7	15	22
Total interest and dividend income	3,773	3,718	3,686	11,263	11,208
Interest Expense:
Interest expense on deposits	326	361	486	1,090	1,686
Advances and other borrowings	626	647	655	1,909	1,999
Subordinated debentures	22	67	75	164	225
Total interest expense	974	1,075	1,216	3,163	3,910
Net interest income	2,799	2,643	2,470	8,100	7,298
Provision for loan losses	276	234	214	793	456
Net interest income after provision for loan losses	2,523	2,409	2,256	7,307	6,842

Noninterest income:
Service charges on deposit accounts	156	196	171	553	571
Net gain on sale of loans	333	802	190	1,962	979
Mortgage loan servicing fees	215	179	187	603	570
Net gain on sale of available-for-sale securities	--	--	--	--	29
Net gain (loss) on preferred stock-FASB ASC 825	--	--	--	--	84
Other income	240	220	173	658	487
Total noninterest income	944	1,397	721	3,776	2,720

Noninterest expense:
Salaries and employee benefits	1,322	1,257	1,187	3,740	3,537
Occupancy and equipment expense	342	337	319	1,005	837
Data processing	198	121	110	409	299
Advertising	127	123	109	374	339
Amortization of mortgage servicing fees	334	440	102	1,033	365
Federal insurance premiums	66	64	65	193	196
Postage	26	38	25	96	112
Legal, accounting and examination fees	67	112	68	276	236
Consulting fees	36	31	33	94	131
ATM processing	15	15	20	49	49
Other	330	342	216	1,039	741
Total noninterest expense	2,863	2,880	2,254	8,308	6,842

Income before provision for income taxes	604	926	723	2,775	2,720
Provision for income taxes	196	282	244	847	843
Net income	$ 408	$ 644	$ 479	$ 1,928	$ 1,877

Basic earnings per share*	$ 0.10	$ 0.17	$ 0.12	$ 0.49	$ 0.46
Diluted Earnings per share*	$ 0.10	$ 0.17	$ 0.10	$ 0.49	$ 0.40
Weighted average shares
outstanding (basic EPS)*	3,904,017	3,899,809	4,083,127	3,899,808	4,080,128
Weighted average shares
outstanding (diluted EPS)*	3,904,017	3,899,809	4,649,574	3,899,808	4,646,188

* for periods, June 30, 2010 and earlier, calculated on a converted basis using 3.8 to 1 exchange ratio

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31,	December 31,	March 31,
	2011	2010	2010
Asset Quality:
Nonaccrual loans	$ 2,331	$ 2,383	$ 618
Loans 90 days past due	--	--	1,234
Restructured loans	--	--	--
Total nonperforming loans	2,331	2,383	1,852
Other real estate owned and other repossed assets, net	1,321	1,487	620
Total nonperforming assets	$ 3,652	$ 3,870	$ 2,472
Nonperforming loans / portfolio loans	1.24%	1.25%	1.07%
Nonperforming assets / assets	1.09%	1.16%	0.78%
Allowance for loan losses / portfolio loans	0.88%	0.74%	0.49%
Allowance / nonperforming loans	70.79%	58.75%	45.90%
Gross loan charge-offs for the quarter	$ 28	$ 83	$ 65
Gross loan recoveries for the quarter	$ --	$ --	$ 1
Net loan charge-offs for the quarter	$ 28	$ 83	$ 64

Capital Data (At quarter end):
Book value per share **	$ 12.97	$ 12.92	$ 7.56
Shares outstanding **	4,083,127	4,083,127	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	73.64%	68.87%	67.65%
Return on average assets	0.49%	0.79%	0.63%
Return on average equity	3.08%	5.01%	6.23%
Net interest margin	3.71%	3.56%	3.60%

Profitability Ratios (Year-to-date):
Efficiency ratio *	67.53%	64.70%	65.61%
Return on average assets	0.78%	0.92%	0.83%
Return on average equity	4.79%	5.64%	8.25%
Net interest margin	3.61%	3.55%	3.56%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** For the period ended March 31, 2010, calculated using a 3.8 to 1.0 conversion ratio.
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Clint J. Morrison, SVP and CFO
         (406) 457-4007